Exhibit 10.7

EXECUTION VERSION

BOARD OBSERVATION AGREEMENT

This Board Observation Agreement (this “Agreement”), dated July 12, 2021, is entered into by and between Hyundai Motor Company (the “Holder”), Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted limited company (the “Company”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”). Each of the Holder and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a business combination agreement (the “Business Combination Agreement”) by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of the Company (“Amalgamation Sub”), and SES;

WHEREAS, pursuant to the Business Combination Agreement, the equity securities of SES issued and outstanding immediately prior to the Closing will be exchanged for equity securities of the Company upon the terms of and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, SES is a party to that certain Second Amended and Restated Investors’ Rights Agreement, dated as of May 12, 2021 (the “Series D+ IRA”), whereby, subject to the terms and conditions of the Series D+ IRA, SES has agreed to afford Holder a continuing right, after the consummation of the Business Combination, to cause a representative of Holder (or, at the Holder’s discretion, a representative of Kia Corporation) to attend in a nonvoting observer capacity all meetings of the board of directors of SES, or other governing body of the surviving company, after the consummation of the Business Combination; and

WHEREAS, in connection with the consummation of the Business Combination, the Holder and the Company wish to set forth certain understandings among the Parties, including with respect to certain corporate governance matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I

BOARD OBSERVER

Section 1.01       Appointment of Board Observer. From and after the Effective Time (as defined in the Business Combination Agreement), and for so long as the Holder and its Affiliates collectively beneficially own (directly or indirectly) at least 2% of the issued and outstanding Company Common Stock determined on a fully diluted basis (after giving effect to any stock split, stock dividend or other recapitalization), the Holder shall be entitled to designate, in the Holder’s sole discretion and by delivery of written notice to the Company (identifying such individual by name, title and employer), one individual to act in the role of a non-voting observer (the “Board Observer”) to the Board of Directors of the Company (the “Board”). The Holder shall promptly notify the Company in writing if any Board Observer is no longer qualified to serve as a Board Observer hereunder or if the Holder in its sole discretion determines to remove or replace the Board Observer pursuant to Section 1.03(b) below.

Section 1.02      Rights of Board Observer. (a)  Subject to the exceptions set forth herein, the Board Observer shall have the right to attend all meetings (including telephonically) of the Board, and the Company shall give the Board Observer copies of all notices, minutes, consents and other materials that it provides to the Board and any committee of the Board (the “Board Material”).

(b)          Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observer from any portion of a meeting of the Board (but not the entire meeting) if (i) access to such information or attendance at such portion of the meeting could adversely affect the attorney-client privilege between the Company and its counsel, serve to waive the work product doctrine or any other similarly protective privilege or doctrine, or result in disclosure of trade secrets or a breach of any contractual obligation of confidentiality binding on the Company or any of its Subsidiaries, (ii)  the relevant Board Materials or discussion relates to the relationship (contractual or otherwise), including any potential transactions, between the Company and/or its Affiliates with the Holder and/or its Affiliates, or (iii) necessary or appropriate in furtherance of the Board discharging its fiduciary duties. For the avoidance of doubt, should the Board Observer be limited from access to any information or attendance during a portion of the meeting of the Board due to (i), (ii) or (iii), the Board Observer shall be entitled to the rest of the information provided to the full Board for such meeting and to attend the remainder of the meeting unless the sole purpose of the Board meeting was to consider the matters described in clauses (i), (ii) or (iii) above.

(c)          Neither the presence of the Board Observer at all or at any part of a meeting of the Board, nor the disclosure to the Board Observer of any confidential information, specifically including any material non-public information, shall provide the Board Observer with a right to require the Company to disclose publicly any information acquired by such Board Observer in his or her capacity as such.

(d)          For the avoidance of doubt, the Board Observer (i) shall not be permitted to: (A) vote at any meeting of the Board, (B) be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business, or (C) serve or otherwise perform the functions of a “director” as such term is defined and interpreted for purposes of the United States federal securities laws or other applicable law, (ii) except as otherwise provided in Section 1.02(b) above, shall have the right to attend meetings of, and to receive Board Material provided to, the Board and any committees of the Board, and (iii) shall not be entitled to attend or be present during any part of any meeting of the Board during which the Board or any members thereof are meeting in executive session, unless permitted by affirmative vote of a majority of the members of the Board not affiliated with any Holder or Board Observer, acting in good faith. Except for (and without limitation of) the obligations expressly set forth in this Agreement, the Board Observer shall not have or be deemed to have any duties, fiduciary or otherwise, to the Company or its stockholders.

(e)          The Board Observer shall not be entitled to any compensation from the Company related to his or her acting as Board Observer or to reimbursement from the Company of expenses incurred by him or her in attending meetings of the Board.

Section 1.03       Cessation of Observation Rights. (a)  The Board Observer shall cease to have any rights hereunder automatically on the date that the Holder no longer has the right to designate a Board Observer pursuant to this Agreement.

(b)          The Board Observer may be removed or replaced by the Holder at any time and for any reason upon written notice from the Holder to the Company (which notice shall either identify any replacement Board Observer by name, title and employer, or the expected date by which such information will be provided). If any Board Observer ceases to serve as an observer to the Board by reason of death, disability, resignation, removal or other cessation, the role shall be filled in the sole discretion of the Holder (by a similar notice in writing to the Company).

Article II

CONFIDENTIALITY

Section 2.01      Treatment of Confidential Information. To the extent that any information obtained by the Board Observer from the Company or its Subsidiaries (or any director, officer, employee or agent thereof) is Confidential Information (as defined below), the Holder shall, and shall cause its Affiliates and the Board Observer to, and shall use reasonable efforts to cause its Representatives to, treat any such Confidential Information as confidential in accordance with the terms and conditions set forth in this Article II.

Section 2.02      Definition of Confidential Information. As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its Affiliates, whether in oral, visual, written, electronic or other form, which is disclosed to a Board Observer in his or her role as a Board Observer (and not in any other capacity) by the Company, any of its Subsidiaries or any of their respective Representatives (including all Board Material that is non-public information), together with all information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives; provided, however, that “Confidential Information” shall not include information that:

(a)           is or has become generally available to the public other than as a result of disclosure of such information by the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives;

(b)        is independently developed by the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives, without use of Confidential Information provided by the Company, any of its Subsidiaries or of their respective Representatives);

(c)          becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information to the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives, by any contractual, legal or fiduciary obligation to the Company or its Affiliates; or

(d)          was known by the Holder, any of its Affiliates, or the Board Observer prior to receipt from the Company, any of its Subsidiaries or any of their respective Representatives.

Section 2.03       Non-Disclosure Obligation.

(a)         The Holder shall, and shall cause its Affiliates and the Board Observer (during the period of time he or she is serving in such role and thereafter) to, and shall use reasonable efforts to cause its Representatives to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other Person (other than disclosures to the Holder, its Affiliates or Representatives who (i) have a need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Holder’s and the Board Observer’s rights hereunder, or (ii) pursuant to the direction of the Holder, monitoring, reviewing and analyzing the Holder’s investment in the Company and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Holder, its Affiliates or Representatives or the Board Observer are compelled to disclose Confidential Information by judicial or administrative process or, on the advice of its outside counsel, by requirements of Law; provided, further, however, that, if legally permissible, prior prompt written notice of such disclosure shall be given to the Company so that the Company may take action, at its sole expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such Person is compelled to disclose.

(b)        The Holder hereby (i) agrees to take all necessary measures in connection with this Agreement to comply with applicable law (including but not limited to the United States federal securities laws) and the Company’s internal policies and procedures (including but not limited to the Company’s Insider Trading Policy) both now and hereinafter in effect, including measures to protect the secrecy of and to prevent the disclosure of, or use of, Confidential Information and (ii) further agrees that the Holder will not, and will cause its Affiliates not to, and will use reasonable efforts to cause its Representatives not to take any action relating to the securities of the Company which would constitute or could reasonably be expected to constitute insider trading, market manipulation, or any other violation of applicable securities law. The Holder agrees to promptly notify the Company in writing of any known breach or threatened breach of this Agreement of which the Holder becomes aware, including any known misuse or misappropriation of any Confidential Information.

Article III

MISCELLANEOUS

Section 3.01      Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.02      Binding Effect. This Agreement shall be binding upon the Company, the Holder and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

Section 3.03      Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Holder may assign this Agreement and its rights hereunder to any of its Affiliates who have agreed in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Agreement; provided further, that no such assignment shall relieve the Holder of its obligations under this Agreement.

Section 3.04      Amendment; Termination. This Agreement may not be amended or modified without the written consent of each Party and SES, nor shall any waiver be effective against any Party unless in writing and executed by such Party. This Agreement shall terminate automatically without any action by either Party at such time as (i) the Business Combination Agreement is terminated for any reason whatsoever or (ii) following the Effective Time, the time, if any, when the Holder (together with its Affiliates and permitted assigns) ceases to beneficially own at least two percent (2%) of the fully diluted equity securities of Parent; provided, however, that Sections 2.01 through 2.03 and Sections 3.02 through 3.07 shall survive the termination of this Agreement.

Section 3.05      Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

Section 3.06      Governing Law; Submission to Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transactions leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction), to the extent such principles would permit or require the application of the laws of another jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the appellate courts having jurisdiction of appeals in such court in any action or proceeding arising out of or relating to this Agreement (whether in contract or in tort or otherwise), agrees that all claims in respect of such action or proceeding may be heard and determined in such courts, submits to the personal jurisdiction in such courts and agrees not to bring any such action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law and irrevocably agrees to be bound by any such final judgment from which no appeal may be taken or is available in connection with this Agreement. Nothing in this Section 3.06, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 3.07     WAIVER OF JURY TRIAL. EACH PARTY to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (A) arising under this Agreement or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related HERETO or the negotiation, execution or performance hereof, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

IVANHOE CAPITAL ACQUISITION CORP.

By: /s/ Robert Friedland
Name:	Robert Friedland
Title:	Chairman and Chief Executive Officer

HYUNDAI MOTOR COMPANY

By: /s/ Jae Hoon Chang
Name: Jae Hoon Chang
Title: President

SES Holdings Pte. Ltd.

By: /s/ Qichao Hu
Name: Qichao Hu
Title: Founder and CEO

[Signature Page to Board Observation Agreement]